Exhibit 4.1

TERMS AND CONDITIONS

of the

INTERXION HOLDING N.V.

2008 INTERNATIONAL STOCK OPTION AND

INCENTIVE MASTER AWARD PLAN

January 2008

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

I.	PREAMBLE

(a)	For the purposes of attracting, retaining, and motivating selected members of staff, for the purposes of encouraging and rewarding their contributions to the performance of the Company, and for the purposes of aligning their interests with the interests of the Company’s shareholders, the Company wishes to operate this incentive scheme whereby Options may be granted to Participants from time to time under the terms and conditions of the Plan;

(b)	The Participants are employed by or perform duties for the Company or a company within the Group in one of a number of countries for which the Plan, setting out the general terms and conditions of this master award plan, will serve as a framework in relation to the grant of an Option;

(c)	In each of the countries in which the Plan is operational, a separate Option Agreement governing the grant of Options will be entered into between the Company or any company within the Group and each Participant;

(d)	The grant of an Option will give Participants the right to acquire a number of Depositary Receipts or, as the case may be, after a Listing, to acquire a number of Shares during the Exercise Period upon payment of the Exercise Price; and

(e)	Any and all rights that arise from the grant and exercise of Options between the Company or any company within the Group and the Participants are governed by the Plan including Appendix I attached to this Plan, which is an integral part of the Plan, and the Option Agreements.

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

II.	GENERAL

Article 1 - Definitions

In the Preamble and the Plan, the following definitions will apply unless explicitly expressed otherwise. Where the context so requires and admits, singular expression shall include the plural and vice versa, and all references to the masculine gender shall include the feminine and vice versa. The headings in the Plan do not affect its interpretation.

Appendix I:	the appendix attached to the Plan, which contains the general principal features of the Plan;

Cause:	in the context of termination as an Employee or as a member of the Supervisory Board, committing any felony under applicable criminal law, breach of any material fiduciary duty or act of dishonesty, fraudulent misrepresentation or moral turpitude which violation, breach or act has or may reasonably be expected to have a material detrimental impact on the business of the Company or any company within the Group, or prevents or materially impairs or may reasonably be expected to prevent or materially impair the Participant’s effective performance of his duties for the Company or any company within the Group;

CEO:	the Chief Executive Officer of the Company;

Common Stock:	ordinary shares in the capital of the Company with a nominal value of € 0.02 (two Eurocents) each, or any other nominal value of a share as a result of a Shareholders’ decision;

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

Company:	InterXion Holding N.V., a corporation organised under the laws of The Netherlands, currently having its registered seat at Amsterdam, The Netherlands, and its registered office at
Cessnalaan 1-33, 1119 NJ Schiphol-Rijk, The Netherlands, or any successor corporation;

Depositary:	Stichting Administratiekantoor Management InterXion, a foundation organised under the laws of The Netherlands, having its registered seat at Amsterdam, The Netherlands;

Depositary Receipts:	depositary receipts of Common Stock, each with a nominal value of € 0.02 (two Eurocents), issued by the Depositary, where the Fair Market Value of the depositary receipts equals the Fair Market Value of the Shares;

Employee:	any individual who is employed by the Company or a company within the Group;

Exercise Date:	the date on which the CEO, or any other recipient designated by the CEO, receives written notification from the Participant that the Participant wishes to exercise his Option;

Exercise Period:	the period in which a Participant can exercise the Option, where such period begins and ends on any date or dates as specified in the Participant’s Option Agreement;

Exercise Price:	the price per Depositary Receipt or Share as indicated in each Option Agreement at which an Option may be exercised;

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

Grant Date:	the date on which the Option is granted to the Participant as indicated in each Option Agreement;

Group:	the Company together with (a) companies in which the Company directly or indirectly owns at least fifty (50) % of the shares or other capital interest of that company, (b) a company that itself directly or indirectly owns at least fifty (50) % of the shares of the Company, or (c)
upon a decision of the Supervisory Board, any other company.

Listing:	means the initial public offering of the Company, as a result of which the Shares will be listed at a stock exchange that is recognised by the relevant supervisory authority in the jurisdiction in which the operator of such exchange is established;

Option:	any option that is granted to a Participant pursuant to the Plan to purchase and acquire one or more Depositary Receipts or, as the case may be, after a Listing, to purchase and acquire one or more Shares;

Option Agreement:	with respect to each Option granted to a Participant, the signed written agreement between the Participant and the Company, setting forth the terms and conditions of the Option;

Option Period:	the period in which the Option remains valid, beginning on the Grant Date and ending on the dates as specified in this Plan and the Option Agreement;

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

Participant:	an Employee, an advisor to the Company or a member of the Supervisory Board, to whom an Option has been granted under the Plan;

Plan:	the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan, as adopted by the Company and approved by the Supervisory Board, as it may be further amended from time to time;

Purchase Price:	at any specified time, the Exercise Price of an Option to purchase one (1) Depositary Receipt, or, as the case may be, after a Listing, one (1) Share, multiplied by the number of Depositary Receipts or Shares subject to such Option being exercised;

Share:	one (1) share of Common Stock;

Shareholder:	the holder of legal title of Common Stock;

Supervisory Board:	the Company’s board of supervisory directors (raad van commissarissen), as meant in section 17 of the Company’s articles of association;

Terms of Deposit:	means the rules (administratievoorwaarden) that govern the issue, transfer and deposit of the Depositary Receipts;

Total and Permanent Disability:	the mental or physical disability, whether occupational or non-occupational in cause, which satisfies such definition in: (i) any insurance policy or plan provided to the Participant by the Company or a company within the Group; or alternatively (ii) the applicable national legislation pertaining to persons with disability.

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

III.	AWARD AND EXERCISE OF THE OPTIONS

Article 2 - Terms and conditions

The Company wishes to grant Participants an Option, subject to the terms and conditions set forth in the Plan and in the Option Agreement.

Article 3 - Effective Date

The Plan was adopted by the Company with effect from 25 January 2008.

Article 4 - Administration

4.1	The Plan shall be administered by the CEO.

4.2	Powers of the Supervisory Board. The Supervisory Board shall have such powers and authority delegated to it as set out in the Plan.

4.3	Powers of the CEO. On behalf of the Company and subject to approval of the Supervisory Board, the CEO shall have the authority and complete discretion to:

(i)	in so far this is required in order to ensure continued compliance with statutory and/or regulatory requirements prescribe, amend and rescind rules and regulations relating to the Plan unless, with respect to any Option previously granted to the Participant and without his or her consent, such action would adversely materially affect the rights or position of the Participant in that respect;

(ii)	construe and interpret the Plan, an Option Agreement, and any other agreement or document executed pursuant to the Plan;

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

(iii)	authorise any person to execute, on behalf of the Company, any instrument required to effect the grant of an Option as made by the Supervisory Board;

(iv)	make determinations deemed necessary or desirable for the administration of the Plan; and

(v)	exercise any other powers and authority delegated to him by the Supervisory Board.

4.4	Interpretation. Subject to compliance with article 4.3, the CEO’s interpretation and construction of any provision of the Plan, of any Option granted under the Plan, or of any Option Agreement shall be final and binding on all persons claiming an interest in an Option granted under the Plan. The CEO shall not be liable for any action or determination made in good faith with respect to the Plan.

Article 5 - Participation

5.1	Employees of the Company or a company within the Group, advisors and members of the Supervisory Board of the Company or a company within the Group may become Participants of the Plan. The CEO will from time to time present a proposal to that effect to the Supervisory Board. The approval of the Supervisory Board of such determination shall be final.

5.2	Options may be granted to an Employee upon his commencement of employment with the Company or a company within the Group and/or may be granted to an Employee, an advisor or to members of the Supervisory Board during the term of their contractual relationship with the Company or a company within the Group.

Article 6 - Depositary Receipts and/or Shares subject to the Plan

6.1	Depositary Receipts and/or Shares. Options granted under this Plan shall be granted on Depositary Receipts, or, after a Listing, on Shares.

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

6.2	Available share capital. The total number of Shares made available for this Plan shall be determined jointly by the Company and its shareholders, such number currently being 31,932,874 Shares.

6.3	Nature of the Depositary Receipts. The Depositary Receipts, acquired upon exercise of the Option, may not, without the prior consent in writing of the Depositary, be assigned or transferred to persons or entities other than the Depositary. The Depositary Receipts are strictly personal and may not be pledged, encumbered or otherwise used for the purpose of creating security title or interest of whatsoever nature.

6.4	Listing. Once a Listing has taken place and to the extent that an Option Agreement does not provide for any deviation in this respect, the Depositary Receipts could be exchanged for the underlying corresponding Shares at the discretion of the Company.

6.5	Exchange of Depositary Receipts. Prior to the date Depositary Receipts are converted into Shares (decertificering), Participants will be notified of the possibility to exchange their Depositary Receipts for the underlying Shares by way of a notification letter. Upon receipt by the Depositary of the completed Exchange Notice authorizing the exchange and containing bank transfer instructions, Participants will acquire the aforementioned Shares in exchange for their Depositary Receipts.

Article 7 - Terms and Conditions of Options

7.1	Power to grant Options. Subject to Article 5, options may be granted to Employees, advisors, and members of the Supervisory Board by the Company, subject to the prior approval of the Supervisory Board.

7.2	Option Agreements. Each Option shall be evidenced by an Option Agreement, setting forth the terms and conditions pertaining to such Option. Option Agreements shall be available in each of the countries in which the Plan is operational and shall, together and concurrently with the Plan, govern the granting of Options in accordance with local legal and regulatory requirements.

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

7.3	Exercisability of Options. To the extent that an Option Agreement does not provide for any deviation in this respect, an Option shall become exercisable, in whole or in part, with respect to the specified portion of the Depositary Receipts covered by such Option according to the following vesting schedule:

Percentage of the Option:	will become exercisable on:
25%	the first (1st ) anniversary of the Grant Date;

6.25%	the last day of each three month period following the first (1st ) anniversary of the Grant Date and ending on the fourth (4th ) anniversary of the Grant Date.

Deviations from this vesting schedule will only be made by the CEO, subject to the prior approval of the Supervisory Board, on a country-by-country basis or an individual basis if and provided that such deviation is in the interest of the Participant and/or the Company.

7.4	Term and expiration of Options. Except as otherwise specifically provided in an Option Agreement, the Option Period shall immediately expire upon the occurrence of any earliest of any of the following events:

(i)	the fifth (5th ) anniversary of the Grant Date;

(ii)	termination of the Participant’s employment for Cause, for which a cancellation mechanism is set out in Article 7.9;

(iii)	the effective date of a transaction described in Article 8.2.

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

7.5	Exercise Price. Each Option Agreement shall state the Exercise Price for the Depositary Receipts to which the Option pertains.

7.6	Exercise. A Participant may exercise an Option by delivering notice to the Company in the form prescribed in the Option Agreement. A Participant exercising an Option shall wire the Purchase Price for the Depositary Receipts to the Company on a bank account designated by the Company, on the Exercise Date. A Participant’s exercise of an Option is subject to the satisfaction of the tax and social security withholding requirements imposed by the Company and/or any company within the Group pursuant to Article 11.

7.7	Non-transferability of Options. An Option granted to a Participant is strictly personal and shall, during the lifetime of the Participant, be exercisable only by the Participant and shall not be assignable nor transferable. In the event of the Participant’s death, an Option is transferable to the participant’s beneficiaries only by last will and testament or by the applicable laws of descent and distribution. Any attempted assignment or transfer shall be deemed to be null and void and the Options shall lapse with immediate effect.

7.8	Death of Participant / Total and Permanent Disability of Participant. Were a Participant to die whilst being an Employee or a member of the Supervisory Board or ceases to be an Employee or member of the Supervisory Board as a consequence of Total and Permanent Disability, any Option granted to the Participant whether or not exercisable at the date of the Participant’s death or at the date that the Participant’s employment status or membership of the Supervisory Board ceased, may be exercised at any time by the Participant’s beneficiaries in the case of death and by the Participant in the case of Total and Permanent Disability during the Exercise Period, unless otherwise determined in the Option Agreement.

7.9

Termination for Cause. Where a Participant ceases to be an Employee or member of the Supervisory Board for Cause, any Option, whether or not vested, granted to the Participant that has not been exercised will be immediately cancelled. Furthermore, where such Participant has actually exercised Options within the two (2) month period prior to the date notification is made by the Company or by the

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

relevant company within the Group of such cessation, he shall be required to repay to the Company an amount equal to the difference between (i) the payment received on selling the Depositary Receipts (acquired as a result of such exercise) at the Exercise Date; and (ii) the Purchase Price, unless the Supervisory Board, in its absolute discretion, decides otherwise. The amount of such repayment shall not be reduced to take into account any taxes paid by the Participant in respect of such exercised Option.

7.10	Other termination events. Should the Participant’s status as Employee or member of the Supervisory Board cease at any time for reasons other than for Cause, then:

7.10.1 Prior to a Listing. All the Participant’s Options that have vested at the date of such cessation will remain exercisable until the expiration date of the Option as set out in the relevant Option Agreement; or

7.10.2 After a Listing. All the Participant’s Options that have vested at the date of such cessation will remain exercisable for a period of 90 days following the date of such cessation or, if the Listing takes place after cessation, will remain exercisable for a period of 90 days following the date of such Listing.

All the Participant’s Options that have not vested as at the date of cessation of employment shall lapse with immediate affect as from the date the Participant’s status as Employee or member of the Supervisory Board ceases, unless the Supervisory Board, in its absolute discretion, decides otherwise. For the purposes of this Article 7.10, the Participant’s status as Employee or member of the Supervisory Board shall continue where the Participant retires or retires early or is on military leave, sick leave or other bona fide leave of absence.

7.11	Transfers within the Group. If a Participant, while continuing to be employed within the Group, is transferred or transfers to work in another country and the CEO is satisfied that the rights of the Participants under the Plan are adversely affected by such transfer, the CEO may permit the Participant to exercise his Options in the period commencing three (3) months before and ending three (3) months after the date of transfer. Upon the expiry of such period, any Option to the extent unexercised can no longer be exercised under this Article 7.11 and shall be exercisable at such other time as provided in the Option Agreement of the Participant. The decisions taken by the CEO in all cases falling within the provisions of this Article 7.11 shall be final and binding.

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

7.12	Rights as a holder of Depositary Receipts. A Participant shall have no rights as a holder of Depositary Receipts until the date such Depositary Receipts have been delivered to the Participant. No adjustment shall be made for dividends (ordinary or extraordinary or whether in currency, securities, or other property), distributions or other rights accruing prior to the date a Depositary Receipt is delivered to the Participant.

7.13	Rights as a holder of Shares. A Participant shall have no rights as a holder of Shares until the date the Depositary Receipts have been converted into Shares, or, in the event of an Option over Shares, until the date such Shares have been delivered to the Participant. No adjustment shall be made for dividends (ordinary or extra-ordinary or whether in currency, securities, or other property), distributions or other rights accruing prior to the date a Share is delivered to the Participant.

7.14	Other Provisions. An Option Agreement may, subject to prior approval from the Supervisory Board, contain such other provisions as are deemed desirable by the CEO provided these provisions are not inconsistent with the terms of the Plan, including but not limited to: (i) restrictions on the exercise of Options; (ii) restrictions on the disposal of Depositary Receipts subject to Options; (iii) restrictions on continued ownership of Depositary Receipts or Shares following the date of termination of employment, (iv) submission by the Participant of such forms and documents as the Company may reasonably require; and/or (v) procedures to facilitate the payment of the Exercise Price of an Option under any method allowable under Article 10 and the payment of withholding taxes in accordance with Article 11.

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

Article 8 - Corporate Reorganisation

8.1	Recapitalisation. Notwithstanding any other provision of the Plan, but subject to the Company’s Articles of Association, Supervisory Board approval, or required Company shareholder action and any applicable laws, the CEO may make any adjustments to the class and/or number of Depositary Receipts or Shares covered by the Plan, the number of Depositary Receipts or Shares for which each outstanding Option pertains, the Exercise Price of an Option and/or alter any other aspect of this Plan in order to prevent the dilution or appreciation of the rights of the Participant in connection with any increase or decrease in the number of issued Shares for which the Company has not received adequate consideration in exchange. With reference to the preceding sentence, such increase or decrease may ordinarily result from the payment of a Common Stock dividend, stock split, reverse stock split, re-capitalisation, combination, reclassification or other such event. Fractions of a Depositary Receipt or Shares shall not be issued but shall either be paid to the Participant in cash at Fair Market Value or shall be rounded down to the nearest Depositary Receipt or Share. In any event, the Exercise Price of any Option may not be decreased below the nominal value of the Depositary Receipt or Share.

8.2	Dissolution, liquidation, sale of assets, merger, split, change in control, share-for-share exchange. Subject to the Company’s Articles of Association, prior Supervisory Board approval, required Company shareholder action and any applicable laws, in the event of the company’s dissolution, liquidation, sale of all or substantially all of its assets, merger, split, consolidation or similar transaction, change in control or share-for-share exchange, the CEO shall have the power to:

(i)	cancel each outstanding Option (whether or not then exercisable) with immediate effect prior to the occurrence of such event and in full consideration of the cancellation referred to in subsection (i) pay to the Participant for each Depositary Receipt or Share subject to such Option, an amount in cash equal to the excess of the value of the property (including cash) received by the holder of a Depositary Receipt or Share as a result of such event over the Exercise Price; or

(ii)

provide for the exchange of each Option outstanding immediately prior to such event (whether or not then exercisable) with an option with respect to some or all of the property for which Depositary Receipts or Shares are exchanged in such transaction and, as a result, make any necessary equitable

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

adjustment in the exercise price of the new option and/or the number of Depositary Receipts or Shares amount of property subject to the option or, as appropriate, provide for a cash payment to the Participant to whom such Option was granted in partial consideration for the exchange of the Option.

8.3	Determination by the CEO. All adjustments and/or payments described in this Article 8 shall be made by the CEO in its discretion, but are subject to the prior approval of the Supervisory Board. Such determination shall be conclusive and binding for all persons.

8.4	Limitation on rights of Participants. Except as expressly provided in this Article 8, no Participant shall be afforded any rights by reason of any capital or corporate reorganisation of the Group.

8.5	No limitation on the rights of the Company. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to effect any capital or corporate reorganisation.

Article 9 - Amendment or Termination of the Plan

Subject to prior Supervisory Board approval, the CEO may revise, amend, suspend or terminate the Plan in whole or in part including, without limitation, the adoption of any amendment deemed necessary or desirable to qualify the Options under rules and regulations promulgated by a recognised stock exchange, to correct any inconsistency, defect or omission in the Plan or in any Option granted under the Plan.

Article 10 - Payment of the Purchase Price

10.1	Payment of the Purchase Price for any Depositary Receipts or Shares acquired pursuant to the Plan shall be made by bank transfer.

10.2	The CEO reserves the right to decide that any payments made under this Plan may be settled in euro of an amount equal to the amounts expressed in other currencies payable under the provisions of the Plan or any Option Agreement.

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

Article 11 - Tax and Social Security

11.1	Party responsible for payment. All applicable personal tax and social security levies in respect of the implementation of the Plan shall be borne by the Participant.

11.2	Withholding of equivalent tax amount. Whenever Options are to be issued and Depositary Receipts or Shares are disposed of the Company and/or a company within the Group may require the Participant to remit to the Company and/or a company within the Group an amount sufficient to satisfy all withholding tax requirements prior to the delivery of the Depositary Receipts or Shares.

11.3	Party bearing risk for legislative change. If any tax or social security legislation or regulations are amended in the future and any tax or social security levies become payable, the costs and risks arising out of such amendment shall be borne by the Participant.

Article 12 - Depositary

The Depositary will issue the Depositary Receipts under the conditions as laid down in the Terms of Deposit, as amended from time to time. The aggregate par value of the Shares, title to which is held by the Depositary, will correspond to the aggregate nominal value of the Depositary Receipts. The Terms of Deposit are available from the Depositary upon request in writing to the address of the Company.

Article 13 - Rights as an Employee

13.1	No employment agreement. The Plan does not form part of the employment agreement concluded between the Participant and the Company or a company within the Group, and shall not be construed to give any Participant the right to remain in the employ of the Company or a company within the Group.

13.2	Continuation of employment agreement. The grant of the Option cannot be considered a guarantee to the Participant that the employment agreement of the Participant with the Company or with any other company within the Group will continue.

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

13.3	Employment Benefits. Any benefits derived by the Participant under this Plan shall not be taken into account for the purposes of determining the Participant’s contribution or entitlement to benefits under any pension arrangement or for the purposes of determining any other claim for compensation the Participant may have against the Company or against any other company within the Group.

13.4	Termination of employment agreement. Where the employment agreement of the Participant terminates for whatever reason, the Participant shall not be entitled to any compensation or damages including damages following unfair dismissal, any other form of breach of contract or any claim for compensation for the loss of employment agreement insofar as such compensation or damages arise or may arise from the Participant ceasing to have rights under, or ceasing to be entitled to exercise any Option under, this Plan as a result of such termination.

The Plan shall not at any time affect the rights of the Company or a company within the Group to terminate such Participant’s status as an Employee (whether for Cause or not).

13.5	Other plan participation. The grant of an Option shall not entitle or preclude the Participant from participating in the grant of an other Option or phantom stock option right under the Plan or participation in any other incentive plan operated by the Company or the Group.

Article 14 - Rights as a member of the Supervisory Board

The Plan shall not be construed to give any member of the Supervisory Board participating in the Plan the right to stay on as member of the Supervisory Board.

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

Article 15 - Notices

Any notice or communication to be provided under the Plan shall be deemed to have been delivered:

(i)	on the date of hand delivery to the parties’ addresses as specified in the Option Agreement or at such other delivery addresses which has been provided by the Company, which delivery is evidenced by a receipt signed by the receiving party; or

(ii)	on the date of expedition by registered mail to the parties’ addresses as specified in the Option Agreement or at such other mailing address which has been provided by the Company.

Article 16 - Conflict with Option Agreements

In case of a conflict between the provisions of an Option Agreement and this Plan, the provisions of the Option Agreement shall prevail. Any conflicting or inconsistent term of this Plan shall be interpreted and implemented by the CEO in a manner consistent with the Option Agreement.

Article 17 - Insider Trading

17.1	At the moment of Listing, an appendix to the Plan will be adopted that will have effect as of that moment. This appendix will provide rules with respect to insider trading in relation to the Plan. These rules could limit the possibility to grant Options, exercise Options, convert Depositary Receipts into Shares, dispose of Depositary Receipts or Shares and other possible transactions with securities.

17.2	The Group and the Participant will adhere to any applicable insider trading laws and regulations, the Company code on insider trading and the appendix to the Plan as mentioned in Article 17.1.

Article 18 - Governing Law and Jurisdiction

18.1	This Plan shall be governed by and shall be construed in accordance with the law of The Netherlands

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

18.2	The Company, companies within the Group and the Participants irrevocably submit, in respect of any suit, action or proceeding related to the interpretation or enforcement of the Plan, to the exclusive jurisdiction of the courts of Amsterdam.

Terms and Conditions of the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan January 2008

APPENDIX I

Outlining the Principal Features of the Plan

Nature of Shares	Options will be granted over Depositary Receipts over Shares, or, after a Listing, over Shares of the Company.

Share Capital available	The shareholders have agreed that a total of 31,932,874 Shares are currently available for use in the Plan.

Eligibility to Participate	To be eligible to participate, individuals must have an employment contract for an indefinite period with the Group on the Grant Date, be an advisor to the Company, or must be a member of the Supervisory Board.

Exercisability/Vesting	Unless provided for differently in the Option Agreement, the options will become exercisable according to the following vesting schedule:

	Proportion of the Option	vesting schedule
	25%	1st anniversary of the Grant Date
	6.25%	the last day of each 3 month period following the 1st anniversary of the Grant Date and ending on the 4th anniversary of the Grant Date

Option Period	The Option Period will begin on the Grant Date and end on the fifth anniversary of the Grant Date.

Termination of employment	If the employment of a Participant with the Group is terminated, all unvested options will lapse immediately on the date of notification of termination of employment. Provided the employment is not terminated for cause, all vested options will remain exercisable until the Option expires in accordance with the terms of the relevant Option Agreement.

Deviations from the principal features	Only if this is for the benefit of the Participants and/or the Company in a certain country and where this does not result in higher costs for the Group, the CEO may (subject to prior approval from the Supervisory Board) decide to deviate from these principal features, which deviation will be included in the Option Agreements applicable for the Participants in such country.